Exhibit 99.1

Tecnoglass To Become Carbon Neutral Effective 2023 Through Ongoing Green Energy Investments and Proactive Actions to Offset Emissions

- Carbon Neutrality Goal Achieved Well Ahead of Regional and Global Standards, Joining Other Sustainability Leaders in the Industry -

- Company Conducts Sustainability Rating Assessment to Explore Inclusion on ESG Indexes -

Barranquilla, Colombia – May 31, 2023 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today announced it has proactively invested to offset the totality of its Scope 1 and Scope 2 carbon emissions as established by the GHG Protocol developed by the World Business Council for Sustainable Development. As part of its sustainability strategy and its goal of becoming carbon neutral, the Company has invested in carbon credits from third-party renewable energy projects equivalent to the carbon captured by over 850,000 trees.

With the formulation and implementation of its carbon neutrality strategy, the Tecnoglass group ratifies its leadership and commitment to fight climate change, and continues with a robust plan for renewable energy, energy efficiency, improvement of its production chain and structuring of greenhouse gas offset projects on its path of becoming a certified carbon neutral company.

In order to assess its carbon footprint, the Company engaged a highly reputable firm to measure its emissions from 2016 through the end of 2021 and invested in carbon credits to reach neutrality through that period. Tecnoglass is currently assessing the 2022 impact and expects to invest further to achieve 2022 carbon neutrality by the third quarter of 2023.

In line with the sustainability strategy and decarbonization plan, in 2017 Tecnoglass started a solar panel project with approximately 15,000 panels, which has been reducing the effect of over 10,000 tons of CO2e per year since inception. This year, consolidating that vision, the Company inaugurated a cogeneration project with two gas engines with the capacity to produce 70.3 GWh/year of electrical energy, expected to reduce approximately an incremental 5,500 tons of CO2e per year.

The positive effects of Tecnoglass on the environment go well beyond its effort into carbon neutrality. Through a completed analysis performed by FTSE Russell, it was estimated that over 75% of the Company´s revenues are considered “Green Revenues,” which are defined as those that “are derived from products, goods and services that have a positive environmental utility: that help prevent, restore and/or adapt to issues deriving from climate change, natural resource limitations and environmental degradation.” Additionally, from a holistic ESG perspective, the Company completed a Corporate Sustainability Assessment Report carried out by S&P Global Ratings, which estimated that Tecnoglass ranks within the top 15-20% of the Building Products S&P Global ESG Score.

“To be a carbon neutral company has been one of our major goals for several years. We have taken several actions over the last decade to increase our energy efficiency through the use of solar panels and natural gas co-generation. Through this proactive investment we have positioned Tecnoglass to be a carbon neutral company well ahead of regional and global timetables and mandates,” said Christian Daes, COO of Tecnoglass.

Mr. Daes went on to add, “While our production process is very clean and sustainable, our end products are the ones making a much more significant contribution to the environment and the consequences of global warming. Tecnoglass continues to expand its presence throughout the U.S., proving low emissivity glass and windows as well as impact resistant glass, windows and doors to mitigate and reduce the damages created by stronger and more frequent weather storms resulting from climate change.”

In that respect, it is important to highlight that low emissivity glass has been tested to provide up to 36% in energy savings for homes and buildings when compared to regular glass.(1) Furthermore, it is estimated that buildings in general account for approximately 40% of annual global CO2 emissions.(2) As such, Tecnoglass is not only contributing to the environment by migrating into a carbon neutral production process, but by also contributing with high-end products designed to greatly reduce global emissions.

Every day more and more organizations join in the commitment to work for the conservation of the environment and natural resources. With this in mind, the Tecnoglass group reiterates its commitment in the fight against climate change, contributing to the United Nations Sustainable Development Goals, and the Colombian government’s objective of reducing 51% of GHG emissions by 2030 and carbon neutral economy by 2050.

(1)	Pacific Northwest National Laboratory
(2)	Architecture2030 Organization

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 4.1 million square foot, vertically integrated, and state-of-the-art manufacturing complex provides efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 96% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), and Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com